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                                                                    EXHIBIT 10.3


                      COOPERATIVE PRODUCTION AGREEMENT


This agreement is effective as of the 10th day of March, 1997, by and between Delta Steel, Inc., a Texas Corporation herein referred to as "Delta" or "party", and FWT, Inc., a Texas corporation herein referred to as "FWT" or "party". By this Agreement, the parties hereby adopt the terms and conditions of the Memorandum of Understanding dated June 26, 1996 and attached as Addendum A to this Agreement, except that the terms and conditions relating to the lease are excluded and replaced by the Lease Agreement dated March 10, 1997 between the parties.

Both parties understand the character of the services to be provided under this Agreement and represents itself as competent to perform such services. Each party also represents itself as having the authority and licenses to do business and perform the services in the area and state in which the work is to be performed.

TERM

1.1 This Agreement shall be for an initial term of five years and shall be automatically renewable at the end of the initial five year period. Terms and conditions for the renewal period will be negotiated at the end of the third year of the initial period.

CONFIDENTIALITY

2.1 The terms of this Agreement and the aforementioned Lease Agreement shall be maintained in confidence by the parties. A Confidentiality Agreement dated March 10, 1997 is attached as Addendum B to this Agreement.

INSURANCE

3.1 To the extent that work is done by Delta or FWT personnel under the supervision or direction of an employee of the other company, for purposes of liability and indemnification, that work will be deemed to have been performed solely by the company responsible for performing such work.

3.2 Each party, at its sole expense, shall provide, at all times during the performance of this Agreement, the following minimum insurance coverage.

         A. WORKER'S COMPENSATION INSURANCE providing statutory benefits under the law in the state where the work is to be performed.

                 EMPLOYER'S LIABILITY INSURANCE with limits of 1,000,000/$1,000,000/$1,000,000.

                 Each party's policy shall include an alternate employer endorsement naming the other party as an alternate employer. Each party shall file workers' compensation claims, for workers on its payroll, under its respective insurance policy.

         B. COMMERCIAL GENERAL LIABILITY INSURANCE providing coverage for premises - operations, and products/completed operations; to include contractual liability coverage, personal injury, x, c, and u, broad form property damage and independent contractors working for the parties. Limits of liability shall not be less than the following:

                 $1,000,000 each occurrence
                 $1,000,000 aggregate-products/completed operations
                 $1,000,000 aggregate-general
                 $1,000,000 personal injury/advertising injury liability $1,000,000 legal liability

                 FWT's CGL policy shall contain a legal liability form endorsement which shall include fire, explosion, smoke and water damage.



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                      COOPERATIVE PRODUCTION AGREEMENT

         C. BUSINESS-AUTOMOBILE LIABILITY AND PROPERTY DAMAGE INSURANCE providing coverage for all owned, non-owned and hired vehicles. Combined single limits of liability for bodily injury/property damage of $1,000,000 each accident.

         D. UMBRELLA INSURANCE providing excess liability over General Liability, Auto Liability and Employer's Liability with minimum limits of $10 million each occurrence and $10 million aggregate.

3.3 UNDERWRITERS SHALL HAVE NO RIGHT OF RECOVERY OR SUBROGATION AGAINST THE OTHER PARTY, as the parties to this Agreement intend that the insurance each has in force shall protect both parties and be liable for all losses covered. All of the above policies must include a waiver of subrogation in favor of the other party. Policies specified in 3.2.B, C and D must name the other party as an additional insured.

3.4 CERTIFICATES AND ACKNOWLEDGMENT - Each party must provide current certificates of insurance and proof of acknowledgement by the respective insurance carrier prior to beginning any work. Insurers must give 30 days notice of any cancellations of policies identified in the certificates of insurance.

INDEMNIFICATION

4.1 Each party agrees to protect, indemnify, defend and hold the other party free and harmless from all losses, costs and expenses - including the amount of judgments, penalties, interest, court costs and legal fees - of legal liabilities (claims, demands, and causes of action, etc.) imposed in favor of or asserted by governmental agencies or third parties (including employees of the other party or of its contractors or subcontractors) caused by or associated with its (or its contractors or subcontractors) failure to pay any tax, wage, debt or other sum incurred by the indemnifying party (or its contractors or subcontractors).

4.2 It is the intention of each party to maintain the insurance coverage and limits specified in paragraph 3.2 above and indemnify the other for claims or other liabilities caused by its actions or inactions. For liability and indemnification purposes, each party shall be responsible for the operations and products from its normal work activities under the Agreement. This includes work performed under the supervision or direction of managers or foremen who supervise the work of both parties.

         Each party agrees to indemnify and hold the other party harmless from all losses, costs and expenses - including the amount of judgments, penalties, interest, court costs and legal fees - of alleged or actual legal liabilities (including settlements) for personal injuries, illnesses, deaths or property damage founded upon occurrences in the course of, or incident to, services performed or products or equipment provided under the Agreement due to its negligence or gross negligence. This indemnification obligation includes, but is not limited to, claims made by its employees or employees of its contractors or subcontractors, if the injury, illness or death is sustained while the employee is in, on, or about the premises of Delta, or is otherwise associated with services performed for, or products or equipment provided to, the other party.

4.3 DEFENSE - Each party to the Agreement agrees to investigate, handle, respond to, provide defense of, and defend any claim or other potential legal liability for which it is responsible under this Agreement's indemnification provisions at its sole expense, and agrees to bear all other related costs and expenses, even if such claim, etc. is groundless, false or fraudulent. The indemnification provisions are intended to survive the termination of this Agreement.

4.4 ENFORCEMENT OF INDEMNITY OBLIGATIONS - All indemnity obligations assumed by the parties are in no way limited by the insurance provisions of this Agreement, as the parties intend that each be fully responsible for liabilities assumed under this Agreement. All indemnity obligations in this Agreement shall be enforced in the courts of Tarrant County, Texas, with all costs of enforcement and attorneys' fees of the prevailing party to be paid by the other party. Each party to this Agreement hereby waives all defenses to such enforcement which do not turn on factual issues affecting the applicability of indemnity obligations.


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                      COOPERATIVE PRODUCTION AGREEMENT


DISPUTE RESOLUTION

5.1 Both parties agree to work together to resolve any issues or disputes that arise under the Agreement. If a dispute cannot be resolved between the parties within thirty (30) days of written notice to the other party, then the dispute will be submitted to mediation through the procedures then in effect by a dispute resolution organization selected by mutual agreement of both parties. Both parties agree that the mediation will be scheduled to begin no later than sixty (60) days after the initial written notice of a dispute. If mediation is not successful, both parties agree that the dispute will be submitted to binding arbitration through an organization selected by mutual agreement of both parties and the arbitration is to begin no later than 30 days after the mediation is concluded.

GENERAL TERMS AND GOVERNING LAWS

6.1 The Agreement shall bind the parties, their respective successors, heirs and assigns; but this Agreement shall not be assignable without the prior written consent of the other party.

6.2 In the case of a change in ownership, management or corporate organization of FWT, the successor owner(s), et. al. shall continue operations under this Agreement, for the remainder of the then-term of the Agreement, with a minimum monthly purchase volume from Delta equal to the previous 12 months average. All other terms and conditions of the Agreement shall remain in force.

6.3 "Party" means Delta or FWT, as applicable. Reference in this Agreement to Delta, FWT or party includes any subsidiary, affiliated or parent companies, and employees, officers, directors, agents, representatives and contractors of the respective companies provided, however, that the use of the term 'party' shall not impose any personal liability on any such employees, officers, directors, agents, representatives or contractors of the parties.

6.4 Obligations of the parties are subject to all valid applicable federal, state, and local laws, rules and regulations. Venue for any dispute or controversy relating to or arising out of this Agreement shall lie in Tarrant County, Texas.

6.5 No conduct by a party, including waiver of any single performance of obligations of the other party, shall affect required subsequent performance of the other party's obligations under this Agreement.

6.6 The Agreement and referenced addenda comprise the entire agreement of the parties; no changes shall be effective unless made in writing and executed by both parties. The terms of the Agreement and addenda shall govern in case of conflict with any previous or subsequent writing, except any subsequent addenda executed by both the parties.

6.7 This Agreement is not intended to and shall not create a joint venture or partnership between Delta and FWT.

NOTICES

7.1 Every notice, request, statement or bill provided for in the Agreement shall be in writing and mailed or delivered to the following addresses):

                                        ADDRESSES:


FWT, Inc.:              DELTA STEEL, INC: (Corporate Office)       FORT WORTH DIVISION:
                                 Delta Steel, Inc.                  Delta Steel Inc.
   P.O. Box 8597                   P.O. Box 2289                   9217 South Freeway
Fort Worth, TX 76124             Houston, TX 77252                Fort Worth, TX 76140


Executed in duplicate original on the 24th day of March, 1997.

FWT, Inc.:                                DELTA STEEL, INC.



By: /s/ T. W. MOORE                       By: /s/ R. A. EMBRY
   ---------------------------               ---------------------------
Title: President                          Title:  President
      ------------------------                  ------------------------


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